The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
August 23, 2005	Crystal B. Leiderman (Bedwell)

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP SELECTS NEW CHIEF FINANCIAL OFFICER

Company Names Robert P. Dowski as New CFO

VIENNA, Virginia, August 23, 2005 – The Allied Defense Group, Inc. (AMEX: ADG) announces it has named Robert P. Dowski as Chief Financial Officer (CFO), effective August 24, 2005. He replaces Chuck Hasper, who resigned as Allied’s CFO last month.

Mr. Dowski was most recently Senior Vice President and CFO of NeuStar, Inc., a provider of shared database management services to telecommunications providers in North America and Internet service providers worldwide. Under his leadership, NeuStar experienced dramatic revenue, profit, and cash growth. Additionally, Mr. Dowski implemented effective financial controls and raised over $120 million in equity and debt for the firm.

Previously, he held similar positions and realized comparable achievements with Gilat/GE Spacenet, TeleCorp PCS, and Hughes Network Systems.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “We are thrilled to welcome Bob as the newest member of our management team. He offers a broad skill set that will be instrumental in the evolution of our Company. We believe his financial leadership and diverse international business and accounting experience strengthen our management team and will help take Allied to the next strategic level.”

Mr. Dowski said, “I am excited to join Allied’s management team. They are a superb group of people and I am really looking forward to working with them to drive the growth of this company.”

Mr. Dowski holds an MBA in Finance and Marketing, as well as a BS with Distinction in Environmental Engineering, from Cornell University in Ithaca, New York.

About The Allied Defense Group, Inc. (formerly Allied Research Corporation)

The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.